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                                                       Exhibit 21.1

  Direct and Indirect Subsidiaries of General Cigar Holdings, Inc.


                                               State or Other Jurisdiction of
Name*                                          Incorporation or Organization
----                                           -----------------------------

Club Macanudo, Inc.                                  New York
GCH Transportation, Inc.                             Delaware
General Cigar Co., Inc.                              Delaware
387 PAS Corp.                                        New York
387 PAS Enterprises                                  New York
Villazon & Company, Inc.                             Delaware
Cifuentes Free Zone, Ltd.                            Jamaica, W.I.
Cifuentes Y Cia, Ltd.                                Jamaica, W.I.
Club Macanudo (Chicago), Inc.                        Illinois
Culbro International, S.A.                           Delaware
Culbro International U.K., Ltd.                      Delaware
Culbro Tobacco Sales Corporation                     Virgin Islands
Culbro V.L. Tobacco, S.A.                            Dominican Republic
Gradiaz Annis & Co., Inc.                            Jamaica, W.I.
Helmetta Realty Corp.                                New Jersey
Honduras American Tabaco, S.A. de C.V.               Honduras
Industrial Buildings & Properties Inc.               Jamaica, W.I.
Jose Escalante & Co.                                 Delaware
Macanudo Cigar Company, Inc.                         Delaware
Moll Tool & Plastics Corp.                           Indiana
Partagas Cigar Company, Inc.                         Delaware
Twenty Seventh & Park, Inc.                          New York

* The names listed are the only names under which the subsidiaries do business.